                                                                    EXHIBIT 99.2


                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS AGREEMENT is made as of July 25, 2000, between Tuesday Morning Corporation, a Delaware corporation (the "Company"), and Kathleen Mason
                                          -------
("Executive").
-----------

     In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Employment. The Company shall employ Executive, and Executive hereby
          ----------
accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof (the "Commencement
                                                                 ------------
Date") and ending as provided in paragraph 4 hereof (the "Employment Period").
----                                                      -----------------

     2.   Position and Duties.
          -------------------

     (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority consistent with such titles, subject to the power of the board of directors of the Company (the "Board") to expand or limit such
                                               -----
duties, responsibilities and authority and to override the actions of Executive.

     (b) Executive shall report to the Board, and Executive shall devote her full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries. It is understood that Executive may devote time to charitable activities and personal investments, serve on the boards of directors of Genesco and Boston Restaurant Associates and provide consulting advice (but for no more than six months after the date hereof) to Outlet Brands.com so long as these activities do not interfere with the performance of her duties hereunder.

     3.   Salary, Benefits, Bonus and Expenses.
          ------------------------------------

     (a) During the Employment Period, Executive's base salary shall be $450,000 per annum or such higher rate as the Compensation Committee of the Board (the "Compensation Committee") may designate from time to time (the "Base
            ----------------------                                         ----
Salary"), payable in regular installments in accordance with the Company's
------
general payroll practices and subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to five weeks of vacation in each 12 month period and to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its subsidiaries are generally eligible, including medical and dental insurance and the Company's 401(k) plan. The Company agrees that the medical and dental insurance provided by the Company will not exclude coverage of pre-existing conditions.

     (b) In addition to the Base Salary, Executive shall be eligible to earn, subject to the terms of this paragraph 3(b), an annual bonus of up to 50% of the Base Salary (the "Bonus"), payable after the end of each fiscal year ending
                  -----
during the Employment Period. The amount of the Bonus payable for each fiscal year shall be based upon the achievement of certain objectives, goals and other performance targets (as determined by the Compensation Committee and Executive) relative to the Company's annual budget for such fiscal year (the "Performance
                                                                   -----------
Targets"). Notwithstanding the foregoing, (i) for the fiscal year 2000, the
-------
amount of the Bonus payable to Executive shall be 50% of the Base Salary, multiplied by a fraction, the numerator of which shall equal the number of days
-------------
in such year after the Commencement Date (the "Elapsed Number of Days"), and the
                                               ----------------------
denominator of which shall equal 365; and (ii) for the fiscal year 2001, the amount of the Bonus payable to Executive shall be an amount equal to the sum of:
(A) 50% of the Base Salary, multiplied by a fraction, the numerator of which
                            -------------
shall equal (x) 365 less (y) the Elapsed Number of Days, and the denominator of
                    ----
which shall equal 365, plus (B) the amount of the Bonus payable for such year
                       ----
based upon the achievement of the Performance Targets multiplied by a fraction,
                                                      ----------
the numerator of which shall equal the Elapsed Number of Days, and the denominator of which shall equal 365.

     (c) In connection with her employment hereunder, Executive is being granted by the Company on the date hereof, under its 1997 Long-Term Equity Incentive Plan, as amended (the "Plan") a stock option intended to be an incentive stock
                       ----
option (the "ISO") under the Internal Revenue Code (the "Code") covering 50,000
             ---                                         ----
shares of the Company's common stock, par value $0.01 per share ("Common
                                                                  ------
Stock"), and a non-qualified stock option covering 700,000 shares of Common
-----
Stock (together with the ISO, the "Options"). The exercise price of the Options
                                   -------
will be the "Fair Market Value" of the covered shares, as defined in the Plan, on the date hereof, the Options will vest ratably on a daily basis over five years and the Options will have a term of ten years. In the event that Executive's employment hereunder is terminated by the Company without "Cause" or by her with "Good Reason" (as each such term is defined below), (i) the Options which are then vested will continue to be exercisable until the end of their term, (ii) of the Options which are not then vested, an amount equal to one more year's vesting will vest and become exercisable upon such termination, and (iii) any other Options which are not then vested will vest and become exercisable immediately prior to any Change in Control (as defined in the Plan) which occurs within one year after the date of such termination and in which the holders of Common Stock receive cash, securities or other property having a value (as determined by the Board of Directors in good faith as to items other than cash) per share equal to or greater than 90% of the Fair Market Value per share on the date of termination. Executive understands that exercising the ISO after termination of her employment may affect its status under the Code and that the qualification of the ISO under the Code is subject in part to Executive complying with the applicable provisions thereof.

     (d) The Company shall reimburse Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company's policies with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

     (e) The Company shall reimburse Executive for reasonable expenses incurred by her in connection with the relocation of her residence as set forth herein. Specifically, the Company shall reimburse Executive for (i) expenses incurred in connection with moving her personal goods from her current residence to a rental residence in the Dallas metropolitan area, (ii) expenses incurred in connection with moving her personal goods from her current permanent residence and such rental residence to a new permanent residence, (iii) brokerage, inspection, survey, title insurance, and other customary closing costs in connection with the sale of her current permanent residence and in connection with the purchase of a new permanent residence and other incidental costs arising out of the change of her permanent residence, and (iv) an additional amount to cover all applicable income taxes on such reimbursements, including income taxes on such additional amount, so that the Executive shall receive an after-tax amount equal to the amount intended to be reimbursed in connection with the relocation of her residence.

     4.  Term.
         ----

     (a) The Employment Period shall continue until Executive's resignation, death or disability as defined (including any waiting or qualifying period) in the long-term disability insurance maintained by the Company for Executive or until the Board terminates Executive's employment.

     (b) If Executive's employment is terminated by the Company without Cause, or if Executive terminates her employment with Good Reason, Executive shall be entitled to receive for 18 months thereafter monthly Severance Payments, but only so long as Executive has not breached and does not breach any of the provisions of paragraphs 5 and 6 hereof and has executed and delivered to the Company a general release in form and substance reasonably satisfactory to the Company. Each "Monthly Severance Payment" shall be paid on the regular executive
               -------------------------
payroll date for the month of payment (beginning with the month after termination) and shall be equal to 1/12 of the sum of (i) Executive's Base Salary in effect at the time of termination and (ii) (A) the most recent Bonus for a full fiscal year Executive has received hereunder or (B), if Executive has not yet received a Bonus for a full fiscal year (i.e., termination occurs prior
                                                 ---
to payment of the Bonus for fiscal year 2001), 50% of Executive's Base Salary in effect at the time of termination.

          (c) If Executive's employment is terminated for any reason other than as set forth in paragraph 4(b) above, Executive shall only be entitled to her Base Salary through the date of termination, provided, however, that if such employment is terminated by her death, the Company shall continue to cover her immediate family under her medical and dental insurance for six months.

          (d) All of Executive's rights to benefits, except as required by law (such as "COBRA") or in any applicable benefit plan, and, except as otherwise provided herein, to bonuses hereunder shall cease upon termination of the Employment Period. Upon such termination, the Company may offset any amounts Executive owes it or its subsidiaries against any amounts it owes Executive hereunder.

          (e) For purposes of this Agreement, "Cause" shall mean (i) the
                                               -----
commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving willful dishonesty, disloyalty or fraud with respect to the Company or any of its subsidiaries, (ii) conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure, after reasonable notice and opportunity to cure, to perform duties consistent with the office of Executive as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or (v) any breach of
Section 5 or 6 of this Agreement.

          (f) For purposes of this Agreement, "Good Reason" shall mean:
                                               -----------

              (i) removal, without the consent of the Executive in writing, from the office of President and Chief Executive Officer or failure of Executive to be nominated as a director of the Company or failure of the Company to cause the election of Executive as a director of the Company, or any material reduction in the Executive's authority or responsibility, other than as a result of a valid termination for Cause;

              (ii) the movement of the chief executive office of the Company more than 50 miles from its current location, unless Executive shall approve thereof;

              (iii) a directive that the Executive not work principally at the Company's chief executive office, unless Executive shall approve thereof;

              (iv) the Company commits a material breach of this Agreement or purports to attempt to terminate it for Cause without the right to do so; and

               (v) the failure to provide to the Executive any applicable employee benefit or any indemnification protection provided to other senior executive officers, unless Executive shall approve thereof.

          5.   Confidential Information. Executive acknowledges that the
               ------------------------
information, observations and data obtained by her prior to the date of this Agreement and hereafter while employed by the Company concerning the business or affairs of the Company and its subsidiaries ("Confidential Information") are the
                                              ------------------------
property of the Company and its subsidiaries. Therefore, Executive agrees that she shall not disclose to any unauthorized person or use for her own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any subsidiary which she may then possess or have under her control.

          6.   Non-Compete, Non-Solicitation.
               -----------------------------

          (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of her employment with the Company she has become and will continue to be familiar with the Company's and its subsidiaries' trade secrets and with other Confidential Information and that her services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that, during the Employment Period and for eighteen (18) months thereafter (the "Noncompete Period"), she shall not directly or indirectly own
                 -----------------
any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner or not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

     (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

     (c) If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 6 are reasonable.

     (d) Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

     7.  Board Membership. Executive has been appointed by the Board as a
         ----------------
director to fill a vacancy on the Board. With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its reasonable efforts to cause the election of, Executive to serve as a member of the Board. Upon the termination of the Employment Period, Executive shall resign as a director of the Company.

     8.  Executive's Representations. Executive hereby represents and warrants
         ---------------------------
to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has consulted with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

     9.  The Company's Representations. The Company hereby represents and
         -----------------------------
warrants to Executive that (a) the execution, delivery and performance of this Agreement have been duly authorized by all requisite action on the part of the Company and do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order or decree to which the Company or any of its subsidiaries is a party or by which any of them is bound and (b) upon the execution and delivery of this Agreement by Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

     10. Survival. Paragraphs 4(b), 5 and 6 and paragraphs 10 through 19 shall
         --------
survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

     11. Notices. Any notice provided for in this Agreement shall be in writing
         -------
and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

         Notices to Executive:
         --------------------

         Kathleen Mason
         6 Durham
         Boston, MA  02115

     Notices to Company:
     ------------------

     Tuesday Morning Corporation
     14621 Inwood Road
     Dallas, TX 75244
     Attention: Chairman of the Board of Directors


     with a copy to:
     --------------

     Madison Dearborn Partners, Inc.
     Three First National Plaza
     Suite 3800
     Chicago, IL 60602
     Attention:  William J. Hunckler, III

     and
     ---

     Carter W. Emerson, P.C.
     c/o Kirkland & Ellis
     200 East Randolph Drive
     Chicago, IL  60601

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

     12.  Severability. Whenever possible, each provision of this Agreement
          -----------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     13.  Complete Agreement. This Agreement embodies the complete agreement and
          ------------------
understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     14.  No Strict Construction. The language used in this Agreement shall be
          ----------------------
deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     15.  Counterparts. This Agreement may be executed in separate counterparts,
          ------------
each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     16.  Successors and Assigns. This Agreement is intended to bind and inure
          ----------------------
to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company.

     17.  Choice of Law. All issues and questions concerning the construction,
          -------------
validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     18.  Enforcement Costs. All costs and expenses, including reasonable
          -----------------
attorneys' fees, incurred by either party in connection with the enforcement of any provisions of this Agreement, including interest thereon, shall be paid by the party against whom such enforcement is granted.

     19.  Amendment and Waiver. The provisions of this Agreement may be amended
          --------------------
or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall effect the validity, binding effect or enforceability of this Agreement.
1.
                 *          *          *          *          *

  IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.



                                         TUESDAY MORNING CORPORATION


                                         By  /s/ Mark E. Jarvis
                                           ---------------------------------

                                         Its  Executive Vice President & CFO
                                          ----------------------------------

                                                /s/ Kathleen Mason
                                         ----------------------------------
                                         Kathleen Mason